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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                           Name: The Kensington Funds

                      Address of Principal Business Office:

                                3435 Stelzer Road
                              Columbus, Ohio 43219

                        Telephone Number: (614) 470-8000

                Name and address of agent for service of process:

                          The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                           Wilmington, Delaware 19801

                                   Copies to:

                            Patrick W.D. Turley, Esq.
                                   Dechert LLP
                               1775 I Street, N.W.
                             Washington, D.C. 20006



Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  [X]    NO  [  ]

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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Orinda in the State of California on the 6th day of March, 2003.


                                                  THE KENSINGTON FUNDS


                                                  By:   /s/  John P. Kramer
                                                        -----------------------
                                                        John P. Kramer
                                                        President



Attest:  /s/  Craig M. Kirkpatrick
         ---------------------------
         Craig M. Kirkpatrick
         Vice President and Secretary